Exhibit 99.1

Pacific Biosciences of California, Inc. Announces First Quarter 2020 Financial Results

Menlo Park, Calif. – May 6, 2020 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its first quarter ended March 31, 2020.

As previously announced, in January 2020, we and Illumina mutually agreed to terminate the Agreement and Plan of Merger (as amended, the “Merger Agreement”). As part of our agreement to terminate the Merger Agreement, Illumina paid us a $98.0 million reverse termination fee in January 2020, from which we paid our financial advisor associated fees of $6.0 million in April 2020, which is less than the amount we initially expected. The $98.0 million in cash we received from Illumina was recorded as a short-term liability for the quarter ended March 31, 2020 and is expected to be subsequently recorded as other income after September 30, 2020 when all contingency clauses are expected to lapse. In addition, during the first quarter ended March 31, 2020, as previously agreed to pursuant to the terms of the Merger Agreement, Illumina paid us cash payments (“Continuation Advances”) of $34.0 million, which resulted in a gain of $34.0 million for the quarter ended March 31, 2020.

Total revenue for the first quarter of 2020 was $15.6 million, compared with $16.4 million for the first quarter of 2019.  Instrument revenue for the first quarter of 2020 was $4.0 million, compared with $5.6M for the first quarter of 2019.  Consumables revenue for the first quarter of 2020 was $8.3 million compared with $7.8 million for the first quarter of 2019.  Service and other revenue for the first quarter of 2020 was $3.3 million compared with $3.0 million for the first quarter of 2019.

Gross profit for the first quarter of 2020 was $7.5 million, resulting in a gross margin of 48.0%. Gross profit for the first quarter of 2019 was $5.1 million, resulting in a gross margin of 31.2%.

Operating expenses for the first quarter of 2020 totaled $40.2 million, compared to $35.3 million for the first quarter of 2019. Operating expenses for the first quarter of 2020 included the $6.0 million financial advisor associated fees mentioned above. Operating expenses for the first quarter of 2020 and 2019 included non-cash stock-based compensation of $3.5 million and $3.9 million, respectively.

Net income for the first quarter of 2020 was $1.3 million, driven by the Continuation Advances of $34.0 million we received from Illumina, compared to a net loss of $30.3 million for the first quarter of 2019. Basic and diluted net income per share for the first quarter of 2020 was $0.01 per share as compared to basic and diluted net loss per share for the first quarter of 2019 of $0.20 per share.

In February 2020, upon the maturity of the debt, we repaid the remaining outstanding principal of $16.0 million and interest to Deerfield. Cash, cash equivalents and investments, excluding restricted cash, at March 31, 2020 totaled $142.6 million, compared to $49.1 million at December 31, 2019.

Impact of COVID-19 Pandemic

We have implemented various measures to help protect our employees while continuing to support our customers.  In accordance with local and state guidelines, a large number of our Menlo Park-based employees are working remotely from their homes.  Additionally, we have implemented health and safety practices in accordance with evolving government and public health agency guidelines.  However, as Pacific Biosciences is a designated essential business, we continue to provide direct support to our customers, including those customers working on COVID-19 related research, testing, treatment, and prevention.  This support includes consumable and instrument shipments, field support, and limited wet-lab activities.

Financial results for the first quarter of 2020 were negatively impacted as our customers in multiple regions around the world shut down most of their operations in efforts to curb the spread of the COVID-19 pandemic. In particular, multiple customers postponed deliveries of systems they had previously ordered from us, resulting in lower instrument revenues for the first quarter of 2020 compared to the first quarter of 2019. Due to the uncertain scope and duration of the pandemic, we cannot reasonably estimate the future impact to our operations and financial results.

As noted above, there were provisions in the Merger Agreement to provide us with significant funding in the event that the merger did not close. As a result, we ended the first quarter of 2020 with $142.6 million in Cash and Investments. However, we will continue to monitor our operating expenses and cash flows in response to the evolving market conditions.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its first quarter ended March 31, 2020 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330, using Conference ID # 5453089. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at https://investor.pacificbiosciences.com/ .

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) sequencing technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT® Sequencing.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, the accounting treatment of cash payments we received from Illumina, the impact of COVID-19 on our business including whether customers take delivery of our systems, Pacific Biosciences’ potential development and commercialization of products, future uses, quality or performance of, or benefits of using, products or technologies, and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

The condensed consolidated financial statements that follow should be read in conjunction with the notes set forth in the Pacific Biosciences’ Quarterly Report on Form 10-Q when filed with the Securities and Exchange Commission.

 Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenue:
Product revenue	$12,293	$13,457
Service and other revenue	3,305	2,968
Total revenue	15,598	16,425
Cost of Revenue:
Cost of product revenue	5,421	8,618
Cost of service and other revenue	2,689	2,690
Total cost of revenue	8,110	11,308
Gross profit	7,488	5,117
Operating Expense:
Research and development	15,250	15,485
Sales, general and administrative	24,947	19,766
Total operating expense	40,197	35,251
Operating income (loss)	(32,709)	(30,134)
Gain from Continuation Advances	34,000	—
Interest expense	(267)	(625)
Other expense, net	238	435
Net income (loss)	$1,262	$(30,324)

Net income (loss) per share:
Basic	$0.01	$(0.20)
Diluted	$0.01	$(0.20)

Weighted average shares outstanding used in calculating net income (loss) per share
Basic	153,453	151,274
Diluted	155,855	151,274

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	March 31,	December 31,
	2020	2019
Assets
Cash and investments	$142,591	$49,099
Accounts receivable	7,325	15,266
Inventory	16,124	13,312
Prepaid and other current assets	3,490	3,369
Property and equipment, net	29,076	30,070
Operating lease right-of-use assets, net	32,118	32,827
Long-term restricted cash	4,000	4,000
Other long-term assets	40	42
Total Assets	$234,764	$147,985

Liabilities and Stockholders' Equity
Accounts payable	$4,223	$8,368
Accrued expenses	17,963	13,242
Deferred gain from Reverse Termination Fee	98,000	—
Deferred revenue	8,591	9,561
Operating lease liabilities	44,870	45,801
Notes payable	—	15,871
Other liabilities	714	225
Stockholders' equity	60,403	54,917
Total Liabilities and Stockholders' Equity	$234,764	$147,985